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                                                                    EXHIBIT 99.2

                        PACIFICARE HEALTH SYSTEMS, INC.
                             3120 Lake Center Drive
                            Santa Ana, CA 92704-6917

February 8, 2001

UniHealth Foundation
3400 Riverside Drive
Burbank, CA 91505
Attention: David R. Carpenter

RE: MODIFICATION OF STOCK PURCHASE AGREEMENT

Ladies and Gentlemen:

This letter (the "Letter Agreement") is written to confirm our agreement regarding the modification of the Stock Purchase Agreement dated May 4, 1999 by and between PacifiCare Health Systems, Inc. ("PacifiCare") and UniHealth Foundation ("UniHealth") (the "Stock Purchase Agreement"). Capitalized terms used but not defined herein shall have the meanings given to them in the Stock Purchase Agreement.

Under the Stock Purchase Agreement, PacifiCare agreed to purchase, and UniHealth agreed to sell most of the shares of PacifiCare Common Stock held by UniHealth, subject to and in accordance with the terms of the Stock Purchase Agreement. The parties have agreed upon certain modifications to the Stock Purchase Agreement. The Stock Purchase Agreement is hereby modified as follows:

1. PacifiCare agrees that, notwithstanding subsections 7.1(d) and 7.1(k) of the Stock Purchase Agreement, UniHealth may sell up to One Million (1,000,000) UniHealth Shares (the "Saleable Shares") in one or more open market sales or sales made pursuant to Rule 144 of the Securities Act of 1933, as amended; provided, however, that UniHealth may not sell more than Two Hundred Fifty Thousand (250,000) UniHealth Shares on any given day. In connection with the modification to the Stock Purchase Agreement provided for in this paragraph 1, PacifiCare waives enforcement of any breach of the covenant set forth in subsection 7.1(1) of the Stock Purchase
    Agreement.

2. PacifiCare waives any right of first refusal that it may have with respect to the Saleble Shares, provided that any such sale or disposition closes within thirty (30) days following February 9, 2001 and; provided, further, however, that UniHealth may not sell more than Two Hundred Fifty Thousand (250,000) UniHealth Shares on any given day. Any shares that UniHealth does not sell pursuant to this waiver shall remain subject to the right of first refusal under the Stock Purchase Agreement.

3. In consideration for the right to sell the Saleable Shares granted in paragraph 1 above, UniHealth agrees that it will not exercise any right it may have pursuant to Section 9.2 of the Stock Purchase Agreement to sell to PacifiCare any of the Final Shares, and further






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     acknowledges and agrees that, upon execution of this Letter Agreement, any right to request that PacifiCare purchase the Final Shares will be terminated and extinguished in its entirety.

4. Each of PacifiCare and UniHealth agree that, notwithstanding the definition of Final Closing Date set forth in Section 1.1(i) of the Stock Purchase Agreement, upon execution of this Letter Agreement, the Final Closing shall have occurred.

5. Except as expressly stated herein, the Stock Purchase Agreement is and shall remain unmodified and in full force and effect.

6. The Stock Purchase Agreement and any other agreements entered into contemporaneously therewith, together with this Letter Agreement, set forth the entire agreement of the parties and are intended to supersede all prior negotiations, understandings, and agreements and cannot be altered, amended, changed or modified in any respect or particular unless each such alteration, amendment, change or modification shall have been agreed to by PacifiCare and UniHealth and reduced to writing in its entirety and signed and delivered by each party.

7. This Letter Agreement may be executed in counterparts, each of which together shall comprise one and the same instrument.

Please confirm your acceptance to the terms and provisions of this agreement by signing below.


Very truly yours,

PACIFICARE HEALTH SYSTEMS, INC.


By:  Joseph S. Konowiecki
     --------------------------
Its: Secretary, General Counsel
     --------------------------


AGREED AND ACCEPTED:

UNIHEALTH FOUNDATION

By:  David R. Carpenter
     -----------------------
Its: Chairman & CEO                                       Date: February 8, 2001
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